Exhibit 10.110

ASSET PURCHASE AGREEMENT

AMONG

SIMMONS OUTDOOR CORPORATION,

MEADE INSTRUMENTS CORP.

AND

BUSHNELL, INC.

Transfer of the Simmons Brand
And Simmons Inventory

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of June 12, 2008, is entered into by and among Simmons Outdoor Corporation, a Delaware corporation (“Seller”), and Bushnell, Inc., a Delaware corporation (“Buyer”), and Meade Instruments Corp. (“Parent” and together with Seller, the “Meade Parties”).

RECITALS

WHEREAS, the Meade Parties are engaged in the marketing, sale, distribution and servicing of certain sports optics under the brand name Simmons (the “Business”);

WHEREAS, the Meade Parties wish to sell to Buyer, and Buyer wishes to purchase from the Meade Parties, upon the terms and subject to the conditions of this Agreement, certain of the assets of the Meade Parties relating to the Business; and

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Meade Parties and Buyer shall enter into a Transition Services Agreement, dated as of the date hereof, pursuant to which the Meade Parties shall agree to provide Buyer with certain services related to the operation of the Business following Closing.

ACCORDINGLY, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

In addition to terms that may be defined elsewhere herein, the following terms shall have the respective meanings set forth below:

“Action” means any litigation, suit, investigation, originating application to an employment tribunal, binding arbitration or proceeding of any kind.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such specified Person.

“Agreement” means this Asset Purchase Agreement entered into by Seller, Parent and Buyer, together with any amendments, exhibits and schedules.

“Assignment of Patents and Trademarks” means collectively, the documents to record the assignment of the patents, patent applications and trademark registrations and applications for registration included in the Purchased Assets to Buyer in the United States Patent and Trademark Office and the corresponding government offices in all the applicable jurisdictions, substantially in the forms attached as Exhibit A.

“Bill of Sale” means the bill of sale transferring to Buyer title to the Purchased Assets (as defined in Section 2.1), substantially in the form attached as Exhibit B.

“Buyer” means Bushnell, Inc., a Delaware corporation, together with its successors and permitted assigns.

“Claim” means any legal claim, legal demand or Action.

“Closing Date” means the date and time of closing on the sale and purchase under the Agreement as set forth in Section 3.4.

“Code” means the Internal Revenue Code of 1986, as amended, including without limitation, any successor revenue code of the United States federal government, together with the rules and regulations promulgated thereunder.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business and/or its suppliers, distributors, customers, independent contractors and/or other business relations, but excludes any information already properly in the public domain.  Confidential Information also includes confidential and proprietary information and trade secrets that third parties entrust to the Meade Parties in confidence regarding the foregoing.

“GAAP” means Unites Stated generally accepted accounting principles, as in effect from time to time.

“General Assignment and Assumption Agreement” means the agreement defined in Section 2.4, substantially in the form attached as Exhibit C.

“Governmental License” means any permission, order, certificate, variance, license, permit, consent, registration, exemption, approval, authorization or qualification obtained from a Governmental Body.

“Governmental Body” means any government or agency, administration, department, commission, board, subdivision, court, or bureau of any foreign, federal, state or local government or political subdivision thereof, or any quasi-governmental, arbitral or private body exercising any regulatory, taxing, importing or any other governmental or quasi-governmental authority.

“Indebtedness” means (i) any indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which the Meade Parties are liable, contingently or otherwise, as obligor or otherwise (other than account payables which are not more than ninety (90) days past due); (iv) any commitment by which the Meade Parties assure a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by the Meade Parties (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any indebtedness or liabilities secured by a Lien on the Purchased Assets; (vii) any amounts owed by Seller to any

Person under any noncompetition or consulting arrangements; and (viii) any amounts owed to Affiliates of Seller (including intercompany trade and accounts payable).

“Know-How” means technical knowledge.

“Knowledge of Seller” means the actual knowledge, after reasonable inquiry, of any of the individuals listed on Schedule 1.0 (collectively, the “Specified Individuals”).

“Laws” means all applicable laws (whether statutory, common law, or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs, statues, codes and injunctions enacted or promulgated by any Governmental Body.

“Liabilities” means any and all Claims, causes of action, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present or future, including, without limitation, where applicable under the operative documents, laws or statutes, interest, penalties and reasonable attorneys’ and experts’ fees and expenses.

“Liens” means any liens, pledges, deeds of trusts, hypothecation, Claims, licenses, leases, mortgages, security interests, charges, voting trusts, restrictions on transfer, or other encumbrances.

“Loss” means any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Material Adverse Effect” means any circumstance, change, event or effect that, individually or in the aggregate with any other circumstance, change, event or effect, is or reasonably could be expected to be materially adverse to the business, assets, financial condition or results of operations of the Business taken as a whole, but excluding the effects of: (i) changes to the industries and markets in which the Business operates, to the extent such changes do not have a disproportionately adverse effect on the Seller or the Business (ii) changes in the United States or world financial markets, to the extent such changes do not have a disproportionately adverse effect on the Seller or the Business, or (iii) a public announcement related to this Agreement.

“Parent” means Meade Instruments Corp., a Delaware corporation, together with its successors and permitted assigns.

“Person” means any individual, corporation, Governmental Body, association, partnership, limited liability company, or other entity.

“Product(s)” means all products manufactured, marketed, sold, distributed and serviced by or on behalf of the Meade Parties in connection with the Business and listed on Schedule 1.2 by SKU.

“Proprietary Rights” means all (i) patents, patent applications and inventions (whether or not patentable or reduced to practice); (ii) Trademarks and internet domain names; (iii) works of authorship (whether or not copyrightable) and copyrights; (iv) Trade Secrets, Know-How and confidential information; (v) software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation); (vi) registrations and applications for any of the foregoing; (vii) all other intellectual property and proprietary rights; and (viii) all copies and tangible embodiments of any of the foregoing, in whatever form or medium.

“Related Agreements” means the Assignment of Patents and Trademarks (Exhibit A), the Bill of Sale (Exhibit B), and the General Assignment and Assumption Agreement (Exhibit C).  The Related Agreements are a part of this Agreement.

“Seller” means Simmons Outdoor Corporation, a Delaware corporation, together with its successors and permitted assigns.

“Taxes,” means any federal, state, local, provincial and foreign income, payroll, withholding, excise, value added, social security, sales, use, real and personal property, occupancy, business and occupation, mercantile, capital stock, franchise, profits, gross receipts, transfer, employment, wage, severance, real estate, stamp, alternative or add-on minimum, environmental, license, capital, intangible, services, premium, ad valorem, windfall profits, import, custom, and any other taxes, fees, duties, assessments or governmental charges of any kind whatsoever (including interest, other additions to Taxes and penalties thereon and including estimated taxes thereof).

“Tax Return” means any report, return, statement, declaration or other written information (including any related or supporting schedule, statement or information) required to be supplied to or filed with a taxing authority in connection with Taxes.

“Trademarks” means trademarks, service marks, trade names, corporate names, business names, logos, slogans, trade dress, and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and all goodwill associated therewith.

“Trade Secrets” means all trade secrets and other proprietary information, technologies, processes, techniques, protocols, methods, formulae, compositions, industrial models, architectures, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), in each case to the extent protectable under applicable law.

“$” means U.S. Dollar.

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1.          Assets to be Purchased.  On the terms and subject to the conditions set forth in this Agreement, the Meade Parties hereby sells, transfers, conveys, assigns and delivers to or causes to be sold, transferred, conveyed, assigned and delivered to Buyer and Buyer hereby purchases from the Meade Parties, free and clear of any and all Liens, all of the Meade Parties’s right, title and interest in and to the following assets, properties, rights, titles and interests used or held for use by the Meade Parties in connection with the Business, as exists immediately prior to the Closing Date, except to the extent constituting Retained Assets as provided in Section 2.2 (the “Purchased Assets”):

(a)           all tooling, machinery and equipment owned and used primarily for the design, manufacture, inspection and testing of the Products, including without limitation, the manufacturing, maintenance and testing tools, dies, jigs, molds, fixtures, patterns, and equipment (including, without limitation, all special test equipment), and spare or replacement parts, described on Schedule 2.1(a);

(b)           all inventory related primarily to the Business as set forth on Schedule 2.1(b) (the “Inventory”);

(c)           subject to Sections 2.3 and 6.4 below, all of the Meade Parties’ right, title and interest in and to all contracts, subcontracts, purchase orders and licenses under which the Meade Parties have committed to provide goods or services primarily in connection with the Products, including the contracts set forth on Schedule 2.1(c), other than in violation of Section 6.1 (collectively, “Contracts”);

(d)           subject to Sections 2.3 and 6.4 below, all of the Meade Parties’ right, title and interest in and to the contracts, subcontracts, purchase orders, co-production arrangements and licenses under which the Meade Parties has committed to acquire goods or services primarily in connection with the Products, including the subcontracts set forth on Schedule 2.1(d), other than in violation of Section 6.1 (collectively, “Subcontracts”);

(e)           subject to Section 2.2(c) below, a copy of operating records used by the Meade Parties primarily for the Business as follows: sales and sales promotional data, sales order files, advertising materials, customer lists and records, vendor/supplier lists, customer bid and proposal information, catalogs, price lists, and marketing photographs; supplier lists and records; test data and reports; training materials and equipment; market research; customer surveys; media plans; raw artwork files including catalogues, ads, POP and promotions; promotional material including banners, signs, posters, hats, clothing, scope cap covers, CDs, DVDs, and videos, and technical publications and related data, in each case whether evidenced in writing, electronic data, computer software or otherwise;

(f)            all Proprietary Rights used or held for use primarily for the design, manufacture, testing, marketing, sale, or service of the Products, including the issuances, registrations or applications therefor and unregistered Trademarks, set forth on Schedule 2.1(f), and all rights to collect royalties, products and proceeds in connection with the foregoing and all rights to sue and bring other claims for past, present and future infringement, misappropriation or other violation of any of the foregoing, and all rights to recover damages (including attorneys’ fees and expenses) or lost profits in connection therewith;

(g)           all software used or held for use primarily for the design, manufacture, testing, sale, or service of the Products or otherwise in connection with the Business(excluding commercial software and related licenses) including source code and executable code (collectively, the “Exclusive Seller Software”), set forth on Schedule 2.1(g);

(h)           all products used or held for use by the Meade Parties primarily in connection with marketing or testing relating to the Products, including the products listed on Schedule 2.1(h) and dated as of the dates indicated in such schedule;

(i)            to the extent transferable, all of the Meade Parties’s copies and tangible embodiments, in whatever form or medium, containing and documenting any Proprietary Rights;

(j)            the domain names listed on Schedule 2.1(j);

(k)           all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items made by, or received by, the Meade Parties to the extent they relate to the performance of Contracts or Subcontracts following the Closing;

(l)            subject to Section 2.3, all Governmental Licenses primarily used or intended for use by the Business, and the rights to all data and records held by any Governmental Body relating to the Purchased Assets;

(m)          with respect to contracts pursuant to which the Meade Parties provide to the counterparty both services relating to the Products and other services, the rights thereunder relating to the Products (such rights relating to the Products, the “Shared Contracts”), including the Shared Contracts listed on Schedule 2.1(m); and

(n)           the phone number 1-800-285-0689.

2.2.          Retained Assets.  Notwithstanding any other provision of this Agreement, subject to the licenses granted in Section 6.13, the Meade Parties shall retain their right, title and interest in and to all assets, properties, rights and interests relating to or arising from Seller’s business that are not included in the Purchased Assets (the “Retained Assets”), including without limitation:

(a)           except and to the extent provided in Section 2.1(k), all cash, cash equivalents and accounts receivable;

(b)           all rights, recoveries, refunds (including credits and refunds for Taxes attributable to the operations of Seller’s business with respect to any period, or portion thereof, ending on or prior to the Closing Date or otherwise attributable to the period prior to the Closing Date), counterclaims, rights of set-off and other causes of action and Claims against third parties with respect to the Business before the Closing Date;

(c)           Seller’s corporate minute books, stock transfer records, stock certificates, consolidating entry records, corporate seals, Tax Returns, tax and accounting records, and all other books and records not specifically set forth in Section 2.1(e), except such books and accounting records necessary to support the Purchased Assets;

(d)           subject to Section 6.2, all Claims, rights of recovery and rights of setoff of any kind related to the Retained Assets or the Retained Liabilities, including without limitation, any liens, mechanic’s liens or any rights to payment or to enforce payment in connection with work performed on or prior to the Closing Date, except to the extent that retention of Claims or rights impairs the Purchased Assets or the Liabilities assumed by Buyer;

(e)           all corporate purchase agreements under which Seller makes purchases for products, other than primarily for the Business;

(f)            any insurance policies of Seller (any coverage thereunder) and any proceeds of any claims made against such policies;

(g)           all Governmental Licenses relating to Seller’s business, except to the extent the Licenses are assigned or assumed by Buyer under the terms of this Agreement;

(h)           any assets of any “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any rights under any plan, program, policy, arrangement or agreement relating to employee benefits, employment or compensation of Seller or its ERISA Affiliates;

(i)            all tooling, test equipment and other machinery and equipment other than that described in Section 2.1(a), and all rolling stock, vehicles, security equipment, telephones, facsimile machines, photocopy equipment, computers, and networking equipment used by Seller;

(j)            all credits and refunds for Taxes attributable to the operation of the Business with respect to any period, or portion of a period, ending on or prior to the Closing Date or otherwise attributable to the period prior to the Closing Date;

(k)           all obligations or Liabilities under any intercompany accounts payable to or intercompany obligations among the Seller, Parent and their respective Affiliates; and

(l)            the patent and patent application listed on Schedule 2.2(l), together with all inventions and technology related to the foregoing, subject to Section 6.13.

2.3.          Nonassignable Contracts.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract, Subcontract, claim, authorization of a Governmental Body, or any claim, right or benefit arising thereunder or resulting therefrom, if the transfer of any such Contract, Subcontract, claim, authorization of a Governmental Body, or any claim, right or benefit arising thereunder or resulting therefrom, or any other assets under this Agreement would be deemed an attempted assignment thereof without the required consent of a third party thereto and would constitute a breach or a claim of breach thereof or in any way affect the rights of Seller or Buyer thereunder.  Any assumption by Buyer of obligations under this Agreement, whether by operation of Law or in connection with the transfer of assets under this Agreement, which assumption shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. If any such consent shall not be obtained despite Seller’s and Buyer’s commercially reasonable efforts to procure same, then Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for the Buyer the benefits intended to be transferred to Buyer with respect to the underlying Contract, including, enforcement of such Contract at the cost and for the account of the Buyer of any and all rights of the Seller against any other party to such Contract arising out of the breach, nonfulfillment or cancellation thereof by such other party or otherwise, and subject to the terms and conditions contained herein, Buyer shall assume liability for Seller’s obligations thereunder arising on or after the Closing Date.

2.4.          Liabilities to be Assumed.  Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall deliver to Seller an agreement (the “General Assignment and Assumption Agreement”), whereby Seller shall assign, cause to be assigned, delegate or otherwise transfer to Buyer, and Buyer shall assume and agree to perform and discharge when due only the following the Liabilities (collectively, the “Assumed Liabilities”):

(a)           Subject to Sections 2.3 and 6.4, all Liabilities of Seller and its Affiliates under all the Contracts and Subcontracts actually assigned to and assumed by Buyer with respect to performance required after the Closing Date, but specifically excluding any Liabilities relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Contract or Subcontract occurring on or prior to the Closing Date, (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; or (C) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand that arises as a result of a matter referred to in clause (A) or clause (B) above or that is filed prior to the Closing Date;

(b)           Subject to Section 6.2, Liabilities for warranty claims for Products sold by Seller and solely based upon the express warranty of Seller as described on Schedules 4.15(a)(i) and (ii) up to an aggregate of $200,000 over the first 24 months following Closing; and

(c)           All Liabilities arising from Buyer’s ownership of the Purchased Assets after the Closing Date.

2.5.          Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, Seller retains all Liabilities of any nature whatsoever, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Purchased Assets and whether disclosed on the schedules attached hereto, and regardless of when or by whom asserted, including, without limitation, all of the following (collectively the “Retained Liabilities”):

(a)           any of Seller’s liabilities or obligations under this Agreement, the schedules attached hereto, and the Related Agreements;

(b)           all Liabilities arising out of or relating to the Retained Assets;

(c)           all Liabilities of the Meade Parties to the extent that they do not arise out of, or are not related to, the Business or the Purchased Assets;

(d)           all Liabilities relating to the Meade Parties’ employees and any employee benefit plans, programs, policy or arrangement presently or formerly maintained or contributed to by Seller or its ERISA Affiliates, or with respect to which Seller or any such ERISA Affiliate has any liability; provided, however, that nothing herein shall imply or create an obligation of Seller or its Affiliates to provide or continue to provide compensation or benefits to Seller’s employees who are hired by Buyer other than those which are required by Law to be provided to individuals who terminate their employment with Seller;

(e)           all Liabilities of the Meade Parties, or any Affiliate of the Meade Parties, for Taxes other than Transfer Taxes as defined in Section 3.3 which are attributable to any period without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date, including without limitation, all Taxes on taxable gain or loss resulting from the sale of the Purchased Assets to the Buyer;

(f)            Liabilities, if any, for severance pay or other separation benefits to Seller’s employees;

(g)           all Liabilities, whether arising in contract or in tort (including warranty, negligence and strict liability), arising from events occurring prior to the Closing Date relating to or arising from the Business or Purchased Assets;

(h)           all Liabilities with respect to any Products that were sold or services that were performed prior to or on the Closing Date, including any obligation to pay a commission, product liability claims, infringement claims and any related Claims and Actions;

(i)            all Liabilities for attorneys’, accountants’ and other advisor fees and expenses and other costs and expenses incurred by or on behalf of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement;

(j)            any of Seller’s liabilities or obligations arising (A) by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any Governmental Body, or (B) by reason of any breach by the Meade Parties of any Contract, Subcontract or Shared Contract on or before the Closing Date;

(k)           any Liabilities relating to any Law, Claim or Action arising out of or in connection with Seller’s or any of its Affiliate’s conduct of the Business or any other conduct of Seller, Seller’s officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date;

(l)            any of the Meade Parties’ Liabilities for Indebtedness;

(m)          Subject to Section 6.2, Liabilities for warranty claims for Products sold by Seller and based upon the express warranties of Seller as described on Schedules 4.15(a)(i) and (ii) in excess of $200,000 over the first 24 months following Closing; and

(n)           all Liabilities whether arising in contract or in tort (including warranty, negligence and strict liability), arising prior to, on or after the Closing Date which involve (i) any Products sold or otherwise transferred by Seller before the Closing Date or (ii) Retained Assets, other than Products, and any Claims or Actions related to (i) or (ii) arising prior to, on or after the Closing Date.

ARTICLE 3
PRICE AND TERMS

3.1.          Purchase Price.  The purchase price of the Purchased Assets (the “Purchase Price”) shall be $7,250,000.

3.2.          Payment of the Purchase Price.  At the Closing, Buyer shall pay to Seller the Purchase Price in immediately available funds by way of wire transfer to the bank account designated by Seller.

3.3.          Transfer Taxes.  Buyer and Seller shall share equally all costs of any sales, use, privilege and other transfer or similar taxes, (but excluding all withholding and other taxes computed on the basis of net income) including any interest and penalties (“Transfer Taxes”), imposed upon either party hereto as a result of the transactions contemplated hereby.  To the extent any exemptions from such Transfer Taxes are available, Buyer and Seller shall cooperate to prepare any certificates or other documents necessary to claim such exemptions.

3.4.          Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022, at 10:00 a.m., local time, on June 12, 2008, or such other date as the Parties may mutually agree upon in writing (the “Closing Date”).

3.5.          Allocation of Purchase Price.  The Purchase Price (and all other capitalizable costs) shall be allocated among the Purchased Assets in accordance with Schedule 3.5.  Such allocation shall be binding upon Buyer and Seller for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate).  Buyer and Seller and their respective affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects consistent with such allocation.  Neither Buyer nor Seller, nor any of them, shall take any position in Tax Returns that is inconsistent with such allocation unless expressly required to do so by applicable law.

3.6.          Inventory Statement.

(a)           No later than two (2) days prior to Closing, Seller will deliver to Buyer a written statement (the “Estimated Inventory Statement”) setting forth in good faith the Seller’s estimate of the value of the Inventory (as defined below), together with an itemization.  The value of the Inventory will be based on Seller’s currently disclosed cost by SKU as listed on the Estimated Inventory Statement.  Within 30 days after the Closing Date, Buyer will prepare and deliver to Seller a statement setting forth Buyer’s calculation of the value of the Inventory (the “Closing Statement”), together with an itemization.  Within five (5) days after receipt of the Closing Statement, Seller will notify Buyer in writing of its agreement or disagreement, as the case may be, with the Closing Statement.  If the Seller does not provide written notice to the Buyer objecting to the Closing Statement within five (5) days of receipt, the Closing Statement will be deemed the Final Inventory Statement (as defined below).  If the Seller disputes any aspect of the Closing Statement, the Seller’s written notice of objection must include its proposed alternative calculation of the value of the Inventory, and basis therefore.  Thereafter, Buyer and Seller will attempt in good faith to resolve and finally determine the value of the Inventory.  In connection with the resolution of any dispute, each party shall pay its own fees and expenses, including without limitation, legal, accounting and consultant fees and expenses.

(c)           Upon the final determination of the value of the Inventory pursuant to Section 3.6(b) (the “Final Inventory Statement”), the Purchase Price will be adjusted as set forth in this Section 3.6(c).  If the Final Inventory Statement is less than the Estimated Inventory Statement, the Purchase Price will be decreased by the difference and the Seller will promptly pay to Buyer such amount.  Any payment due under this Section 3.6(c) will be made by wire transfer of immediately available funds within five business days after the Final Inventory Statement has been determined.

ARTICLE 4
SELLER’S REPRESENTATIONS AND WARRANTIES

As of the date of this Agreement, Seller represents and warrants to and agrees with Buyer as follows:

4.1.          Existence, Power, Authorization and Qualifications of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority to execute, deliver and perform this Agreement and the Related Agreements, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which Seller’s Business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.  The execution, delivery and performance by Seller of this Agreement and the Related Agreements have been duly authorized by all necessary corporate action of Seller, and no other proceeding on the part of Seller or its shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby.  This Agreement, and the Related Agreements, to be executed and delivered by Seller constitute valid and legally binding obligations of Seller enforceable against it in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or law), including without limitation, possible unavailability of specific performance, injunctive relief, or other equitable remedies.  No Claim exists or has been asserted that would prevent or delay consummation of the Closing or transfer of the Purchased Assets to Buyer.

4.2.          Non-Contravention.  Neither the execution and delivery by Seller of this Agreement, the Related Agreements and the other documents and agreements contemplated by this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement (including, without limitation, the assignment to Buyer of all right, title and interest of Seller in and to the Contracts and Subcontracts), will violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, require any consent, waiver or approval under, or require any offer to purchase or any prepayment of any material debt or result in the creation of any Lien upon any of the Purchased Assets under any of the terms, conditions or provisions of the certificate of incorporation and bylaws of Seller, any material Law, judgment, decree, order, award, citation, policy, standard, official interpretation, writ, injunction, regulation or rule of any court or other Governmental Body applicable to Seller or any material loan, credit agreement or guarantee to which either Seller is a party or by which either Seller or any of its properties or assets may be bound or affected or upon any Contract or Subcontract.

4.3.          Consents.  Except for the consents set forth in Schedule 4.3, no consent, approval, license, permit or authorization or order of or with any Governmental Body, or other Person is required under any Contracts or Subcontracts, business license, Governmental Licenses, Laws or otherwise in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated under this Agreement (including, without limitation, the assignment to Buyer of all right, title and interest of Seller in and to the Contracts and Subcontracts).

4.4.          Title to Personal Property.  Except as set forth on Schedule 4.4, Seller has, and the Buyer on the Closing Date will receive, good and marketable title to the Purchased Assets free and clear of any Liens.

4.5.          Tooling and Test Equipment.  Section 2.1(a) identifies each item of tooling and test equipment including, without limitation, all manufacturing, maintenance and testing tools, dies, jigs, molds, fixtures, patterns, training devices and equipment including, without limitation, all special test equipment and all spares or replacement parts therefore, used by Seller as of the date of this Agreement primarily for the manufacture and servicing of the Products.

4.6.          Compliance with Laws, Licenses.

(a)           Laws.  Except as set forth in Schedule 4.6(a), Seller has conducted its Business in compliance in all material respects with all Laws.

(b)           Governmental Licenses.  Schedule 4.6(b) lists the Governmental Licenses issued to or possessed by Seller concerning the Business, Products or Purchased Assets.  The Governmental Licenses set forth in Schedule 4.6(b) comprise all of the Governmental Licenses required to operate the Business as presently conducted by Seller, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, be material to the operations of the Business.  Seller has not received any written or other notification of any threatened suspension or cancellation of any of the Governmental Licenses.  Each of the Governmental Licenses is valid and in full force and effect and Seller has not received notice of any claim or, to the actual knowledge of each Specified Individual, threat to revoke any of the Governmental Licenses or to declare them invalid.  Seller makes no representations or warranties regarding Governmental Licenses that may be required by Buyer.

4.7.          Contracts and Commitments.

(a)           Schedules 2.1(c) and 2.1(d) lists all agreements under which Seller or its Affiliates have outstanding commitments related to the Business.  Schedule 4.7 lists each of the contracts and agreements of the types described below, excluding, however, any such contracts or agreements which relate exclusively to Retained Assets, to which the Seller or any of its Affiliates is a party or is otherwise bound as of the date hereof (together with the agreements in Sections 2.1(c) and 2.1(d), the “Material Contracts”):

(i)            any material Contract or Subcontract containing covenants limiting the freedom of the Seller to compete in any line of business, with any Person or in any area or territory;

(ii)           any material license, to which Seller is a party either as licensor or licensee, that restricts Seller’s use of any of the Proprietary Rights or Exclusive Seller Software in connection with the Business;

(iii)          [any Contract or Subcontract, whether exclusive or otherwise, containing expressed terms and conditions with any Person relating to the Products or Purchased Assets and the terms of which are material to the Business;]

(iv)          agreement or indenture relating to Indebtedness or placing a Lien on any of the Purchased Assets or letter of credit arrangements;

(v)           nondisclosure or confidentiality agreements pursuant to which Seller is obligated to maintain the confidentiality of, or not to disclose, designated information related to the Business;

(vi)          lease or agreement under which Seller is lessee of or holds or operates any personal property leases, owned by any other party for which the annual rent exceeds $100,000;

(vii)         broker, distributor, vendor or maintenance agreements;

(viii)        contracts and licenses (including all inbound licenses) to which Seller is a party either as licensee or licensor with respect to any Proprietary Rights; or

(ix)           all client and customer engagements of which Seller, at the time of the engagement or any subsequent amendment, provided for Products at non-standard rates of Seller or non-customary terms or conditions of Seller.

(b)           Subject to obtaining the consents listed on Schedule 4.3, the enforceability of the Material Contracts will not be affected in any material manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Neither Seller nor, to the Knowledge of Seller, any other party, is in default under or in violation of, nor, to the Knowledge of each Specified Individual, is there any basis for any valid claim of default under or violation of, any Material Contract that could, individually or in the aggregate, have a Material Adverse Effect.  Each Material Contract is in all material respects valid, binding and in full force and effect and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), including, without limitation, possible unavailability of specific performance, injunctive relief or other equitable remedies; and there have been no cancellations or threatened cancellations thereof nor outstanding material disputes thereunder.

4.8.          Intellectual Property.

(a)           Except as disclosed in Schedule 4.8(a), Seller owns the entire right, title and interest in and to, or has a valid and enforceable right to use, the Proprietary Rights included in the Purchased Assets (“Business Proprietary Rights”), free and clear of Liens except for Permitted Liens in connection with the Products.

(b)           Except as disclosed in Schedule 4.8(b), (i) all Business Proprietary Rights issuances, registrations and applications are valid, subsisting and in full force and effect; (ii) Seller has the right to bring actions for infringement or unauthorized use of the Business Proprietary Rights, and (iii) to the actual knowledge of each Specified Individual, no other Person is infringing upon the Business Proprietary Rights, or has infringed upon the Business Proprietary Rights at any time during the four years preceding the date of this Agreement.  Seller has taken all actions reasonably necessary, and all actions common in the industry, to maintain, protect, and enforce the Business Proprietary Rights, including the secrecy, confidentiality and value of its Trade Secrets and other confidential information.  All of the Business Proprietary Rights and the Exclusive Seller Software shall be owned or available for use by Buyer immediately after the Closing on terms and conditions substantially similar to those under which Seller owned or used the Business Proprietary Rights and the Exclusive Seller Software immediately prior to the Closing.

(c)           Except as disclosed in Schedule 4.8(c), (i) to the Knowledge of Seller, during the four years before the date of this Agreement, no written or recorded claim has been made or asserted that alleges that the conduct of the Business or the use of any Business Proprietary Rights infringes, misappropriates or otherwise conflicts with the Proprietary Rights of another Person, and Seller has not received any threats or notices of the foregoing (including any demands or offers to license any Proprietary Rights from any other person); (ii) no intellectual property-related litigation, arbitration or other proceeding is currently pending with respect to the Products or any Business Proprietary Rights; and (iii) to the Knowledge of Seller, no written or recorded claim has been made or asserted that challenges the validity, enforceability, use or ownership of any of the Business Proprietary Rights.

(d)           Except as set forth in Schedule 4.8(d), all maintenance, license and registration fees, costs or expenses for any Business Proprietary Rights issuances, registrations and applications have been paid current as of the Closing Date.

(e)           With respect to that certain License Agreement between Seller and Alliant Techsystems Inc., dated as of October 25, 2002, except as set forth in Schedule 4.8(e), the only mark covered by the exclusive license granted by Seller to Alliant Techsystems Inc. is “Simmons” and Seller has neither (i) added any trademarks to the definition of “Licensed Marks” as defined in the License Agreement (ii) to the Knowledge of Seller, adopted or registered any “Derivative Marks” as defined in the License Agreement nor (iii) created or obtained any additional marks that the parties to the License Agreement mutually agreed to include in the definition of Licensed Marks.

4.9.          Claims.  There are no Claims or, to the Knowledge of Seller, threatened Claims against or affecting Seller or its Affiliates in any court or before any arbitration panel of any kind or before or by any Governmental Body the outcome of which could reasonably be expected to have a Material Adverse Effect on the Purchased Assets or that questions the validity or legality of this Agreement or any Related Agreement or any action taken or to be taken by Seller in connection with this Agreement or any Related Agreement.

4.10.        Inventory.  Schedule 2.1(b) sets forth the Inventory as of May 31, 2008.  Except as otherwise noted on Schedule 2.1(b), the Inventory is new, not obsolete, in good condition, and merchantable, and has been maintained in the ordinary course and consistent with past practice.  To the Knowledge of Seller, there are no defects, facts or conditions affecting the Inventory which could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use except, in each case, as would not have, individually or in the aggregate, a Material Adverse Effect.

4.11.        Books and Records.

(a)           Seller maintains in the ordinary course of business the Books, Records and accounts in all material respects and in sufficient detail to reflect accurately and fairly the operations, transactions and disposition of the assets, liabilities and equities concerning the Purchased Assets. To actual knowledge of the Specified Individuals, there has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting.

(b)           Seller represents and warrants to Buyer that, since December 31, 2007, Seller has not (1) paid trade or account payables other than in the ordinary course of business or, delayed or postponed other than in the ordinary course of business the payment of any trade or accounts payable or commissions or any other liability or litigation or agreed or negotiated with any party other than in the ordinary course of business to extend the payment date of any trade or accounts payable or commission or any other liability or obligation or (2) instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation.

4.12.        Assets.  Except as set forth in Schedule 4.12, all equipment, machinery, tools, dies, molds and test equipment described in Section 2.1(a) are in good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of Seller, there are no defects, facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

4.13.        Brokers.  Except as provided in Schedule 4.13, neither Seller nor any of its Affiliates has employed any broker, agent or finder in connection with any transaction contemplated by this Agreement.

4.14.        Litigation.  There is no claim, litigation, proceeding or investigation of any kind related to the Business, pending or threatened by or against Seller and, to the Knowledge of Seller, there is no basis for any such claim, litigation, proceeding or investigation.  The Purchased Assets are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

4.15.        Product Warranties; Product Liability.

(a)           Product Warranty.  Schedule 4.15(a)(i) contains the standard forms of product warranty of Seller used in the conduct of the Business.  Seller has not undertaken any performance obligations or made any warranties or guarantees with respect to the Products other than those disclosed in Schedule 4.15(a)(i).  Schedule 4.15(a)(ii) sets forth the approximate cost to Seller for warranty claims for the Products in each of the past three years.  Each of the Products produced or sold by Seller in the conduct of the Business (i) is, and at all times has been, in compliance in all material respects with all applicable Laws, and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in the warranty or on the container or label for such product or in connection with its sale, whether through advertising or otherwise.

(b)           Product Liability.  There is no design defect with respect to any of the Products.  Seller has not recalled any Products manufactured, serviced, distributed or sold by Seller in the conduct of the Business, and there is no reasonable basis known to Seller for any such recall on or after the Closing Date.

4.16.        Effect of Transfer.  Seller is currently not insolvent or unable to pay its debts, liabilities and obligations as they become due, and the transfer of the Purchased Assets to Buyer will not render Seller insolvent or unable to pay its debts, liabilities and obligations as they become due.

4.17.        Taxes.  Seller represents and warrants to Buyer with respect to Taxes related to the Purchased Assets and the Business that Seller has timely filed all federal, state, local, foreign and other returns, reports, information returns and declarations of estimated tax required to be filed with Seller with respect to Taxes, including, without limitation, returns or reports with respect to backup withholding and other payments to third parties, and has timely paid all Taxes shown to be due on (or required to have been shown on) the Tax Returns or otherwise required to be paid with respect to any period before the date of this Agreement.

4.18.        Suppliers and Customers.

(a)           Schedule 4.18(a) sets forth a complete list of the top fifteen customers (measured by gross revenues received) of the Seller during the twelve month period ended February 29, 2008 (each a “Material Customer”) and sets forth opposite the name of each such customer the aggregate amount of sales attributable to such customer.

(b)           Except as set forth on Schedule 4.18(b), no Material Customer has (i) permanently or indefinitely stopped, or given the Seller notice that it intends to stop, trading with, purchasing from or supplying the Seller; (ii) materially reduced, or given the Seller notice that it intends to materially reduce, its trading with, purchasing from or provision of supplies to the Seller, except for variances in the timing or quantity of products purchased from the Seller; or (iii) materially changed, or given the Seller notice that it intends to change, the terms, including price terms, on which it is prepared to trade with, purchase from or supply the Sellers.

4.19.        Affiliated Transactions.  Except as set forth in Schedule 4.19, neither Parent nor any of its Affiliates (i) owns any property or right, whether tangible or intangible, included in the Purchased Assets; (ii) has any claim or cause of action against the Business or the Purchased Assets; or (iii) provided services or resources to the Business.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES BY BUYER

As of the date of this Agreement, Buyer hereby represents and warrants to and agrees with Seller as follows:

5.1.          Existence, Power, Authorization and Qualifications of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and corporate authority to execute, deliver and perform this Agreement and the Related Agreements, to own all its properties and assets, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which Buyer’s business requires it to be so qualified. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the Related Agreements by Buyer have been duly authorized by all necessary corporate action of Buyer, and this Agreement has been, and the Related Agreements will be, duly executed and delivered by Buyer and constitute or will constitute valid and legally binding obligations of Buyer enforceable against it in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or law), including without limitation, possible unavailability of specific performance, injunctive relief, or other equitable remedies.

5.2.          Non-Contravention.  Neither the execution and delivery by Buyer of this Agreement, the Related Agreements and the other documents and agreements contemplated hereby, and thereby, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will violate any provision of the certificate of incorporation, bylaws or charter documents of Buyer, or, to the knowledge of the Buyer will violate any Law or any judgment, decree, order, award, citation, policy, standard, official interpretation, writ, injunction, regulation or rule of any court or other Governmental Body.

5.3.          Consents.  Except for the consents that may be required to transfer certain of the Contracts, and except for Contracts that may require novation, no consent, approval, license, permit or authorization or order of or with any Governmental Body, or other Person is required in connection with the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated herein.

5.4.          Brokers.  Neither Buyer nor any of its Affiliates has employed any broker, agent or finder in connection with any transaction contemplated by this Agreement.

5.5.          Claims.  There are no Claims pending, or to the knowledge of Buyer, threatened against or affecting Buyer or its Affiliates in any court or before any arbitration panel of any kind or before or by any Governmental Body that questions the validity or legality of this Agreement or any Related Agreement or any action taken or to be taken by the Buyer in connection with this Agreement or any Related Agreement.

5.6.          No Implied Representation.  Any cost estimates, projections or other predictions contained in the due diligence materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller, except to the extent arising from fraud or intentional misconduct.

ARTICLE 6
COVENANTS

6.1.          Access to Records and Personnel After the Closing.

(a)           Seller shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating primarily to the Products, the Purchased Assets and the Assumed Liabilities in their possession (the “Books and Records”) for the period of time set forth in their respective records retention policies at Closing or for such longer period as may be required by law or any applicable court order.

(b)           Seller will allow Buyer reasonable access, during its normal business hours and upon reasonable notice, to such Books and Records (excluding Tax Returns, personnel files, medical and Workers’ Compensation files, and drug-free workplace testing results (collectively, the “Private Information”)), and to Seller’s personnel having knowledge of the whereabouts and/or contents of such Books and Records (excluding the Private Information), for legitimate business reasons.  Seller shall be entitled to recover its reasonable out-of-pocket costs (including, without limitation, reasonable copying costs) incurred in providing such Books and Records and/or personnel to Buyer.  Buyer will hold in confidence all information obtained from Seller, any of its officers, agents, representatives or employees (collectively, the “Seller Parties”); provided, however, that the following shall not be deemed to be confidential information for purposes of this Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Seller Parties or (ii) information which becomes available to Buyer on a non-confidential basis from a source other than the Seller Parties if such source was not subject to any prohibition against transmitting the information to the receiving party.

(c)           Buyer will allow Seller reasonable access, during its normal business hours and upon reasonable notice, to such Books and Records (excluding Tax Returns, personnel files, medical and Workers’ Compensation files, and drug-free workplace testing results (collectively, the “Private Information”)), and to Buyer’s personnel having knowledge of the whereabouts and/or contents of such books and records (excluding the Private Information), for legitimate business reasons related to warranty costs and expenses incurred by Buyer with respect to its obligation under Section 2.4(b).  Buyer shall be entitled to recover its reasonable out-of-pocket costs (including, without limitation, reasonable copying costs) incurred in providing such books and records and/or personnel to Seller.  Seller will hold in confidence all information obtained from Buyer or any of its officers, agents, representatives or employees.

6.2.          Efforts; Obtaining Consents; Government Filings.

(a)           Subject to the terms and conditions of this Agreement, Seller and Buyer each agrees to cooperate fully to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing (i) to obtain all necessary waivers, consents and approvals from other parties to material Contracts, Subcontracts and Governmental Licenses (it being understood by the parties, however, that the consent or other approval of any third party shall not be required to be obtained prior to the Closing and such consents or approval shall not be listed as a condition of Buyer’s obligation to close), and (ii) to fulfill all conditions to this Agreement (it being understood that such efforts shall not include any requirement of Seller to expend any sums of money or grant any financial or other accommodation).  Seller and Buyer further covenant and agree, with respect to a threatened or pending Action or Law that would adversely affect the ability of the parties hereto to consummate the transfer of assets under this Agreement, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of Seller to expend material sums of money or grant any material financial or other accommodation).  Seller and Buyer further covenant and agree, upon request, to cooperate fully, as and to the extent requested by the other party, in connection with any Action to enforce any warranty or other rights to indemnification or recourse against any manufacturer of the Products or other third party, including cooperation enforcing any rights to an Action that is included in the Retained Assets, the recovery of which shall inure to the benefit of Buyer to the extent it is required under Section 2.4(b) to pay a warranty claim.

(b)           In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 6.2, the proper officers of Buyer and Seller shall use all commercially reasonable efforts in connection therewith.

6.3.          Further Assurances; Cooperation.  Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other party hereto in order to effect the transactions contemplated by this Agreement.  The parties shall cooperate fully with each other and their respective counsel and accountants or designees in connection with any actions required to be taken as part of their respective obligations under this Agreement.

6.4.          Expenses.  Except as otherwise specifically provided in this Agreement and the Related Agreements, each party shall bear its own expenses in connection with and in performance of this Agreement and Related Agreements.

6.5.          Publicity.  From and after the date hereof each party shall consult with and obtain the consent of the other before issuing any press release or other public announcement regarding the transactions contemplated by this Agreement, unless, in the reasonable judgment of the party making the announcement, such announcement is required to discharge its or its Affiliates’ legal obligations or to comply with any applicable requirements of a securities exchange (in which case the party required to make the release or announcement shall allow Buyer or Seller, as applicable, reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Buyer and Seller may make internal announcements to their respective employees that are consistent with such parties’ prior permitted public disclosures regarding the transactions contemplated hereby).

6.6.          Title, Risk of Loss and Delivery.  Title and risk of loss for all Purchased Assets shall pass to Buyer at Closing.  Delivery of all Purchased Assets shall be in place wherever located around the world and shall occur at Closing.

6.7.          Non-Solicitation.  During the period from the Closing Date to and including the first anniversary of the Closing Date, neither Buyer nor Seller shall, and shall not permit any of their Affiliates to, (i) induce or attempt to induce any employee of the other party or any of their Affiliates to terminate his or her employment with the other party or such Affiliate or in any way interfere with the relationship between the other party or any of their Affiliates and any such employee, (ii) hire directly or through an Affiliate any person who is or was employed by the other party or any of their Affiliates until such person ceases to be an employee of Seller or any of its Affiliates for at least 180 days.

6.8.          Confidentiality.  After the Closing, Seller shall continue to maintain the confidentiality of all Confidential Information, except to the extent information is required to be disclosed to its auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with post-Closing matters hereunder or other matters as to which the Seller has retained obligations or liabilities hereunder or otherwise as required by applicable law.  In the event Seller is required by law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law.

6.9.          Accounts Receivable.  After the Closing, Seller shall continue to collect the accounts receivable retained by Seller relating to the Purchased Assets, Contracts or Shared Contracts in the ordinary course and consistent with past practices.  Seller shall also use its reasonable commercial efforts to preserve the relationships with each of the customers and other Persons with whom the Seller has business relations and is reasonably necessary to preserve substantially intact the Business, and will not take Action related to any accounts receivable without ten (10) days notice to Buyer.

6.10.        No Competition.  For a period of six months beginning on the Closing Date, Parent shall not, and shall cause its Affiliates and subsidiaries not to, distribute or otherwise sell any riflescopes in Europe.

6.11.        Accounts Payable.  After the Closing, Seller shall not delay or postpone the payment of accounts payable and other Liabilities outside the ordinary course of Business.

6.12.        Commissions Payable.  After the Closing, Seller shall not delay or postpone the payment of commissions to the extent the commissions relate to the Business, the Purchased Assets, Contracts or Shared Contracts.

6.13.        Use of Meade Proprietary Rights.  To the extent that any Proprietary Rights (including any Trademarks) of Parent have been incorporated in or used or held for use in connection with any Inventory, Parent hereby grants to Buyer a royalty-free, non-exclusive, worldwide license to use such Proprietary Rights on or in connection with the distribution and sale of the Inventory, and to the extent any Proprietary Rights of Parent are currently incorporated in or used or held for use in connection with the Products, Parent hereby grants to Buyer a royalty-free, non-exclusive, worldwide license to use such Proprietary Rights (excluding such Proprietary Rights described in Section 2.2(l) and the Trademarks of Parent) in the design manufacturing, marketing, distribution and sale of the Products in the form in which the Products currently exist.  Parent for itself and on behalf of its affiliates and subsidiaries covenants and agrees that they shall never commence, aid, prosecute, or cause or permit to be commenced or prosecuted, any lawsuit, charge or other proceeding against Buyer with respect to the Proprietary Rights described in the preceding sentence so long as Buyer’s use is in accordance with the licenses provided above.

6.14.        Use of “Simmons” Name.  As soon as commercially practicable after the Closing Date, but in no event more than thirty (30) calendar days thereafter, Seller shall (i) amend or terminate any organizational document, business registration, certificate of assumed name and/or d/b/a filings and any other documents as may be necessary to eliminate Seller’s right to use, or to do business under, the “Simmons” name and/or any other name or Trademark included in the Purchased Assets or any other name or mark similar to, or any variations, abbreviations, acronyms or other formatives of or based on or including, any of the foregoing, whether alone or in combination with any other words, phrases or designs, and thereafter, not to make any filings that would give Seller or any Affiliate of Seller the right to use, or do business under any such Trademark.

6.15.        ITU Application.  At any time after the Closing Date, promptly upon the request of Buyer, Parent shall either (i) assign U.S. Trademark Application Serial No. 77/415258 for the mark “QUADZERO” (the “ITU”) to Buyer, which Parent acknowledges and agrees shall be, upon consummation of the transactions contemplated by this Agreement, the successor to the portion of Parent’s ongoing and existing business to which the ITU pertains, or (ii) file a written statement of abandonment and withdrawal of the ITU with the United States Patent and Trademark Office.

6.16.        Collections.  After the Closing, Seller shall promptly (but in no even later than thirty (30) days after receipt thereof) deliver to Buyer any cash, checks or other property that it receives in connection with or relating to the Purchased Assets following the Closing.

ARTICLE 7
INDEMNIFICATION

7.1.          Parent’s and Seller’s Agreement to Indemnify.

(a)           Subject to the terms and conditions of this Article 7, from and after the Closing, each of Parent and Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, shareholders, agents, representatives, successors and assigns (collectively, the “Buyer Parties”) from and against all Losses suffered or incurred by a Buyer Party arising from, relating to or otherwise in respect of (i) all Retained Liabilities and Retained Assets, (ii) any breach of any representations or warranties contained in Article 4 hereof (disregarding any Material Adverse Effect or materiality qualifications set forth in the applicable representation or warranty), or (iii) any breach by Seller of any of its covenants hereunder (collectively, “Buyer Claims”).

(b)           With respect to Section 7.1(a)(ii) and (iii) above, no Buyer Claim shall be asserted until the aggregate amount which the Buyer Parties would be entitled to recover is equal to or greater than $50,000 in value, and the first $50,000 in the aggregate, of claims shall be excluded from Buyer Claims.  No individual Buyer Claim of less than $15,000 (each a “Small

Claim”) shall be asserted until the aggregate amount of all Small Claims exceeds $50,000 in value, and the first $50,000 in the aggregate of Small Claims shall be excluded from Buyer Claims for all purposes, including in calculating Buyer Claims under the first sentence of this Section 7.1(b).  Likewise, with respect to indemnification arising out of Section 7.1(a)(ii) and (iii) above, no Buyer Claim shall be asserted or recognized if the amount of all Buyer Claims recognized or paid at any time with respect to Section 7.1(a)(ii) and (iii) above exceeds individually or in the aggregate 20% of the Purchase Price; provided, however that the limitations in the preceding sentence shall not apply to any Buyer Claim resulting from fraud, an inaccuracy or breach of Section 4.17 (Taxes) or of any Fundamental Representations or an intentional failure by Seller to perform its obligations under this Agreement or the Related Agreements, including such failure by reason of an obstacle intentionally created by Seller.

7.2.          Buyer’s Agreement to Indemnify.

(a)           Subject to the terms and conditions of this Article 7, from and after Closing, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, shareholders, agents, representatives, successors and assigns (collectively, the “Seller Parties”) from and against all Losses suffered or incurred by a Seller Party arising from, relating to or otherwise in respect of (i) all Assumed Liabilities, (ii) any breach of any representations or warranties contained in Article 5 hereof (disregarding any Material Adverse Effect or materiality qualifications set forth in the applicable representation or warranty), or (iii) any breach by Buyer of any of its covenants in this Agreement, or (iv) the use, application or disposition of the Purchased Assets after the Closing Date (collectively, “Seller Claims”).

(b)           With respect to Section 7.2(a)(ii) and (iii) above, no Seller Claim shall be asserted until the aggregate amount which the Seller Parties would be entitled to recover is equal to or greater than $50,000 in value, and the first $50,000, in the aggregate, of claims shall be excluded from Seller Claims.  No individual Seller Claim of less than $15,000 (each a “Small Claim”) shall be asserted until the aggregate amount of all Small Claims exceeds $50,000 in value, and the first $50,000 in the aggregate of Small Claims shall be excluded from Buyer Claims for all purposes, including in calculating Seller Claims under the first sentence of this Section 7.2(b).  Likewise, with respect to indemnification arising out of Section 7.2(a)(ii) and (iii) above, no Seller Claim shall be asserted or recognized if the amount of all Seller Claims recognized or paid at any time with respect to Section 7.2(a)(ii) and (iii) above exceeds individually or in the aggregate 20% of the Purchase Price. provided, however that these limitations shall not apply to any Seller Claim resulting from fraud, an inaccuracy or breach of any Fundamental Representations or an intentional failure by Buyer to perform its obligations under this Agreement or the Related Agreements, including such failure by reason of an obstacle intentionally created by Buyer.

7.3.          Procedures for Resolution and Payment of Claims for Indemnification.

(a)           Except as otherwise provided in this Agreement, in the event (i) any third party asserts a Claim with respect to any matter as to which the indemnities in this Agreement relate, the party against whom the Claim is asserted (the “Indemnitee”) shall give prompt written notice to the other party (the “Indemnitor”) in reasonable detail so that the Indemnitor is or will be able to reasonably understand the basis of the Claim; provided that the failure of the Indemnitee to provide such notice shall not relieve the Indemnitor of its obligations hereunder except (and then only) to the extent the Indemnitor is materially prejudiced thereby.  Thereafter, the Indemnitor shall have the right at its election to take over the defense or settlement of the third party Claim at its own expense by giving prompt notice to the Indemnitee.  If the Indemnitor does not give such notice and does not proceed diligently so to defend the third party Claim within 30 days after receipt of the notice of the third party Claim, the Indemnitor shall be bound by any defense or settlement that the Indemnitee may make as to those Claims and shall reimburse the Indemnitee for its Liabilities and expenses related to the defense or settlement of the third party Claim. Subject to Indemnitor retaining control of the Claim or settlement thereof, the Indemnitee shall, at its option and expense, have the right to participate in the defense of any such Claims defended by the Indemnitor (except that Indemnitor shall not be responsible for the fees and expenses of counsel to Indemnitee following such time that the Indemnitee controls such defense unless agreed to in writing).  The parties shall cooperate in defending against any asserted third party Claims.

(b)           Anything in this Section 7.3 to the contrary notwithstanding, (i) if there (A) is a reasonable probability that a third party Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, (B) the Claim for indemnification relates to or arises in connection with any criminal proceeding, Action, indictment, criminal allegation or investigation or (C) the Indemnitee shall be advised in writing by counsel chosen by it that there are one or more defenses available to the Indemnitee which the Indemnitor cannot assert on behalf of the Indemnitee, the Indemnitee shall have the right, at the Indemnitor’s cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the Indemnitor’s consent (which consent shall not be unreasonably withheld or delayed), the Indemnitee shall be deemed to have waived all rights hereunder against the Indemnitor for money damages arising out of such Claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any Claim or consent to the entry of any judgment, except no consent shall be required if such settlement or compromise (A) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee a release from all liability in respect to such Claim (B) does not involve a finding or admission of any violation of applicable Law and (c) only involves the payment of monetary damages that are entirely paid or reimbursed by the Indemnitor.

7.4.          Exclusive Remedy.  Except as otherwise provided in this Article 7,  and for claims under Section 2.3, Section 6.4 and Section 8.6, the indemnification provided in this Article 7 shall be the sole and exclusive post-Closing remedy available to the parties hereto for any claim under this Agreement (other than equitable relief if available) for breaches of representations, warranties and covenants, other than for a claim of fraud or intentional misconduct.  Nothing herein shall restrict the rights or remedies available to Seller or Buyer at law or equity to implement, impose or enforce the remedies under this Section 7.4.

7.5.          Purchase Price Adjustment.  Seller and Buyer agree that any indemnity payment made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price, subject to the Seller’s consent based on satisfactory review of the tax authority for the tax of any such indemnity payment.  In the event a taxing jurisdiction, or applicable law, requires a different treatment for the indemnity payment, such payment shall be made in an amount sufficient to indemnify the party on a net after tax basis.  Buyer is responsible for preparing an amended Form 8594, which shall be provided no later than 30 days after Seller provides in writing its consent to such tax treatment.

7.6.          Survival Periods.  All representations and warranties contained or made in this Agreement or in any Schedule, or any Related Agreement delivered in connection herewith, shall survive for a period of twelve (12) months following the Closing Date (the “Indemnity Period”); except that (i) the representations and warranties in Section 4.17 (Taxes) shall terminate 90 days following the expiration of the applicable statutes of limitations and (ii) the representations and warranties in Section 4.1 (Existence, Power, Authorization, and Qualifications of Seller), Section 4.4 (Title to Assets), Section 4.13 (Brokers), Section 5.1 (Existence, Power, Authorization, and Qualifications of Seller), and Section 5.4 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely.  No claim for indemnification based on a breach of a representation or warranty may be asserted after the expiration of the Indemnity Period.  Notwithstanding anything herein to the contrary, any representation or warranty which is the subject of a claim which is asserted in writing prior to the expiration of the Indemnity Period shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

ARTICLE 8
MISCELLANEOUS

8.1.          Reformation and Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable consistent with the intentions of the parties, and the legality, validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

8.2.          Further Assurances.  Each party shall, from time to time after the Closing Date, at the request of any other party and without further consideration, execute and deliver such other instruments of conveyance, assignments, transfer and assumption, and take such other actions, as such other party may reasonably request to effect the transactions contemplated by this Agreement. Seller shall promptly pay or deliver to Buyer any amounts or items that may be received by Seller after the Closing Date which constitute Purchased Assets.

8.3.          Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sent by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or by cable, telex, telegram or facsimile transmission, or delivered by hand or by overnight or similar delivery services, fees prepaid, to the party to whom it is to be given at the address of such party set forth below or to such other address for notice as such party shall provide in accordance with the terms of this Section 8.3.  Except as otherwise specifically provided in this Agreement, notice so given shall, in the case of notice given by certified mail (or by such comparable method) be deemed to be given and received three business days after mailing, in the case of notice so given overnight delivery service, on the date of actual delivery, and, in the case of notice so given by cable, telegram, facsimile transmission, or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

If to Seller:	Meade Instruments Corporation
6001 Oak Canyon
Irvine, California 92618-5200
Attention: Paul Ross
Fax: (949) 654-2688

And

If to Buyer:	Bushnell, Inc.
9200 Cody
Overland Park, Kansas 66214-1734
Attention: Blake Lipham
Fax: (913) 752-3550

and (which shall not be considered notice):	MidOcean Partners
320 Park Avenue
Suite 1700
New York, NY 10022
Attention: J. David Basto
Fax: (212) 497-1373

with a copy to (which shall not be considered notice):	Kirkland & Ellis LLP 655 Fifteenth Street, N.W.
Washington, DC 20005
Attention: Andrew Herman
Fax: (202) 879-5200

8.4.          Headings and Interpretations.  The headings of Articles and Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

8.5.          Waiver.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way effect the validity of this Agreement or the rights and obligations of the parties hereto.  Additionally, no waiver of any breach of this Agreement shall be a waiver of any subsequent breach.

8.6.          Bulk Sales Act.  Buyer waives compliance by Seller with any bulk sales law which may be applicable to the transactions contemplated by this Agreement; provided, however, that Seller agrees to indemnify Buyer and hold it harmless from any loss, damage, liability, and expenses (including reasonable legal fees) resulting from such noncompliance.

8.7.          CHOICE OF LAW, JURISDICTION AND VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS

RULES OR CHOICE OF LAWS RULES THEREOF.  BOTH PARTIES CONSENT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE.

8.8.          Counterparts.  This Agreement may be executed in counterparts, and by facsimile, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that any parties are not signatories to each counterpart.

8.9.          Assignability and Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement may not be assigned by either party without the express written consent of the other, which consent shall not be unreasonably withheld; provided, however, that Buyer may (and may cause Seller to) assign its rights to any lender providing financing to the Buyer or any of its facilities as security for such financing (or any refinancing of such financing).  Nothing in this Section 8.9 shall operate or be construed as a restriction on the assignability of any of the Purchased Assets by Buyer after the Closing, and Seller hereby consents to any such assignment of the Purchased Assets or any portion thereof (including, without limitation, any and all Contracts or licenses that comprise the Purchased Assets).

8.10.        Amendments.  This Agreement may not be modified, amended or supplemented except by an agreement in writing signed by each of the parties hereto.

8.11.        Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

8.12.        Number.  When the context so requires in this Agreement, the singular number shall include the plural.

8.13.        Entire Agreement.  This Agreement and the Related Agreements together with the Schedules and Exhibits hereto and thereto, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior negotiations, understandings and agreements.

8.14.        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign “law” shall be deemed also to refer to all rules and regulations promulgated thereunder.  The term “including” is not a limitation on that general statement and shall mean “including without limitation.”  All references to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement.

8.15.        Effective Date.  This Agreement shall be effective as of the date first written above (“Effective Date”).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SIMMONS OUTDOOR CORPORATION

By:	/s/Steven L. Muellner
Name:	Steven L. Muellner
Title:	President & Chief Executive Officer

MEADE INSTRUMENTS CORP.

By:	/s/Steven L. Muellner
Name:	Steven L. Muellner
Title:	President & Chief Executive Officer

BUSHNELL, INC.

By:	/s/ Blake Lipham
Name:	Blake Lipham
Title:	Chief Financial Officer